Exhibit 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE
IPC HOLDINGS ANNOUNCES PRICING OF COMMON SHARES AND
MANDATORY CONVERTIBLE PREFERRED SHARES
PEMBROKE, BERMUDA, November 1, 2005. IPC Holdings, Ltd. (NASDAQ: IPCR) announced today that it has agreed to sell in a public offering 13,820,000 of its common shares at a price per share of $26.25, for gross proceeds to the Company of $362,775,000. Of these shares, 10,479,000 common shares are being offered by the underwriters and 3,341,000 common shares are being offered by us at the public offering price directly to American International Company, Inc. (“AIG”). The Company has also granted to the underwriters an option to purchase up to an additional 1,048,000 common shares at the same price. In the event the underwriters exercise this option, we have agreed with AIG that we will sell AIG up to 334,000 additional common shares at the public offering price so that it may maintain its approximate 24.2% ownership of the common shares. Citigroup Corporate and Investment Banking and Morgan Stanley & Co. Incorporated are acting as joint book-running managers for the offering.
In addition, the Company also announced today that it has agreed to sell in a public offering 9,000,000 7.25% series A mandatory convertible preferred shares with a liquidation preference of $26.25 per share, for gross proceeds to the Company of $236,250,000. The series A mandatory convertible preferred shares have a dividend yield of 7.25% and a conversion premium of 20% above the common share public offering price. Citigroup Corporate and Investment Banking and Morgan Stanley & Co. Incorporated are also acting as joint book-running managers for this offering.
Copies of the prospectus supplements and accompanying base prospectus relating to these offerings may be obtained from Citigroup Corporate and Investment Banking, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY or from Morgan Stanley & Co. Incorporated, Prospectus Department, 1585 Broadway, New York, NY.
The Company expects to use the net proceeds from the sale of these securities to provide additional capital to its wholly-owned subsidiary, IPCRe Limited, and for other general corporate purposes.
Any offering of common shares or series A mandatory convertible preferred shares will be made only by means of a written prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the common shares or the series A mandatory convertible preferred shares in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
The above remarks about future expectations, plans and prospects for the Company are forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those suggested by such statements. For further information regarding cautionary statements and factors affecting future results, please refer to the Company’s most recent Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.
IPC Holdings, Ltd., through its wholly-owned subsidiary IPCRe Limited, provides property catastrophe reinsurance and, to a limited extent, aviation, property-per-risk excess and other short-tail reinsurance on a worldwide basis.

CONTACT:	Jim Bryce, President and Chief Executive Officer or
John Weale, Senior Vice President and Chief Financial Officer
Telephone: 441-298-5100